Cibus Reports Second Quarter Financial Results and Provides Business Update

Commercialization execution advances in Rice and Sustainable Ingredients

United States and European Union now aligned on generally treating crops with no added foreign DNA as conventionally bred

Quarterly net cash usage declined 19% sequentially and 31% year over year

SAN DIEGO, August 13, 2026 – Cibus, Inc. (Nasdaq: CBUS) (the "Company"), a technology company that uses biology to produce sustainable ingredients and helps farmers grow more food with fewer inputs, today announced its financial results for the quarter ended June 30, 2026, and provided a business update. Management will host a conference call and webcast today at 4:30 p.m. ET.

Management Commentary

Craig Wichner, Chief Executive Officer of Cibus, commented, "Cibus has spent 25 years building a scalable technology platform, protected by more than 500 patents and patent applications spanning which genes to edit, how to edit them, and the traits that result. The platform lets us develop several traits at once in a partner's own crop variety, and return the improved seeds to them in a fraction of the time conventional breeding takes. The regulatory environment is moving in our favor, most recently in Europe, where crops improved with precise edits to the plant's own genes, with no foreign DNA added, can in many cases be treated on the same basis as conventionally bred crops."

Mr. Wichner added, "After following Cibus for 10 years, I joined the board nine months ago. Over the past two months as Chief Executive Officer I have had the privilege of working closely with our teams, and what I found is traits and programs built up over 25 years, across many crops, with significant value. My job is to convert that into revenue, and our resources are prioritized toward the programs closest to it."

Mr. Wichner continued, "My primary focus as CEO will be converting our platforms into value for shareholders through disciplined commercial execution. We start as a platform partner, as our Sustainable Ingredients program shows today. We become the royalty partner as our traits reach acres, such as those we have developed in Rice, Canola and Alfalfa. And over time, with the right partners, our vision is to become a mission-critical part of their innovation pipeline. The first two open the door and fund the path to those larger relationships we aim to create."

Second Quarter and Recent Business Update

The following summarizes Cibus' commercial, regulatory, and corporate progress during the second quarter and through the date of this release.

Priority Pipeline Traits and Programs

•Weed Management (HT1 and HT3) in Rice
◦During the quarter, Cibus advanced development on both of its Rice herbicide tolerance traits. This included field trials of an improved first-generation trait, and work to identify the specific genetic changes responsible for herbicide tolerance and for fertility in that trait.
◦Testing of the traits transferred into customer Interoc's Rice seeds in May 2026 is underway, which if successful would support an initial launch of Interoc's enhanced seed products in Latin America.
◦Work with Interoc toward a full commercial agreement continues. In August 2026, the Company and Interoc amended their letter of intent to expand the contemplated scope of the relationship from two Rice traits to five, providing for the development of three additional traits and their potential commercialization. This multi-trait pipeline is made possible by the speed and quality of our technology, and is the model Cibus intends to build with seed company partners.
◦Cibus has seven Rice seed-company customers across Latin America and the United States. Latin America is the primary near-term thrust and represents the bulk of the roughly $200 million annual addressable royalty opportunity across a combined estimated 5-7 million peak addressable acres.
◦Advancing discussions with additional Rice seed companies in several Latin American countries, including Brazil and Argentina, and continuing discussions with several large participants in the Indian Rice market.
◦Updated initial commercial launch targets in LATAM, 2028 target launch with customer Fedearroz is on track and customer Interoc is strategically focusing on hybrid varieties with the potential for a limited launch in 2028 as well.
◦In the United States, the launch is paired with Albaugh's herbicide-registration timeline, and current planning targets a 2029 launch.

•Sustainable Ingredients Program (Partially partner-funded)
◦Generating revenue and continuing a commercial ramp-up phase with the Company's consumer-products partner, following the Company's first pre-commercial scale-up payment from the customer in the fourth quarter of 2025.
◦Targeting additional scale-up orders of other initial biofragrances in the second half of 2026, with additional fragrance sustainable ingredients in development on the same engineered yeast and the same process.
◦When fully commercialized, the Company believes its biofragrance partnerships could represent up to a $20 to $40 million peak annual revenue opportunity to Cibus.
◦The initial biofragrances are grown with engineered yeast and extracted after fermentation, rather than pumped from petroleum or harvested at scale from plants.
◦Continuing to advance a lauric oils program in soybean, funded by a consumer packaged goods partner.

Global Regulatory Development

Select Jurisdictions	Status	Significance for Cibus
United States	Regulated as conventional breeding; USDA-APHIS has determined that Cibus traits are not "regulated articles" subject to its biotechnology regulations	Clear regulatory path to commercialize; supports targeted 2029 U.S. Rice launch
United States (FDA)	Completed review of the Company's altered-lignin Alfalfa trait and issued a letter stating it has no further questions	An independent clearance from a second U.S. agency; supports the Company's partner-funded Alfalfa program
European Union
In June 2026, following conclusion of trilogue negotiations in December 2025, the European Union approved legislation generally treating crops improved through precise genomic edits with genetic changes comparable to those achievable through conventional breeding (no foreign DNA added) on the same basis as conventionally bred crops; herbicide tolerant plants and plants engineered to produce insecticidal substances are excluded from this regulatory treatment.
Recognition by one of the world's most stringent markets; supports disease-resistance and pod-shatter programs
Ecuador and Peru
Ecuador confirmed HT1 and HT3 Rice traits equivalent to conventional breeding and subject to the same regulations as conventional seed; Peru established guidelines for a case-by-case technical framework in which gene-edited products lacking foreign DNA are scientifically evaluated for possible exclusion from its Modified Living Organism (MVO) classification, and products excluded from that classification fall outside the country's GMO moratorium.
Supports LATAM Rice launch targets
England	Precision Bred Organisms framework in place	Enables field advancement of Canola / Oilseed Rape programs

Corporate and Industry Progress

•Capital discipline and operational efficiency: Now expect an annual net cash usage run-rate of approximately $35 million exiting 2026, reflecting continued cost discipline while making additional strategic investments geared toward growth, such as technology and personnel, in the Company's highest priority commercial programs.
•Quarterly net cash usage declined approximately 19% for the three month period ended June 30, 2026 as compared to the first quarter of 2026, and approximately 31% from the second quarter of 2025. Net cash used in operating activities was $20.9 million for the six months ended June 30, 2026, compared to $25.4 million in the year-ago period.
•Leadership: Craig Wichner was appointed Chief Executive Officer effective June 8, 2026. Peter Beetham, Co-Founder, who served as Interim Chief Executive Officer, continues as President and Chief Operating Officer with a focus on operations and commercial execution. Additionally, effective April 2026, Thomas Urban was appointed to the Company's Board of Directors.

Opportunity Pipeline Traits and Programs (Available for Partnership)

Cibus has operational crop platforms in four crops: Rice, Canola and Winter Oilseed Rape, Flax and Cassava. A platform is operational when edited cells have been regenerated into whole plants. Cibus has demonstrated regeneration from single cells in eight crops, adding Wheat, Peanut, Potato and Sugar Beet to those four; additional crop platforms, including Soybean, are under active development. Because the operational platforms are already built, a program in any of these crops can begin with trait work rather than with years of platform development. Cibus' work helps position partners to establish market leadership for their crops.

•Nutrient-Use Efficiency (Root Microbe Symbiosis): Cibus is continuing its partner-funded collaboration with the John Innes Centre to evaluate edited Canola materials, with material transfer expected in the third quarter of 2026. The work targets the root side of nutrient uptake and addresses the fertilizer package rather than nitrogen alone, with potential application across Rice, Wheat, and Canola.
•Canola: Light Leaf Spot disease resistance work under the DEFRA-funded UK Farming Innovation Programme is advancing. Following two years of encouraging UK field trials in customer germplasm, the Pod Shatter Reduction program is progressing toward UK planting under the Precision Bred Organisms framework.
•Soybean: Continuing to build toward an expected operational platform. In January 2025, Cibus edited a Soybean plant.
•Alfalfa: Continuing a partnership to advance an improved-quality alfalfa trait toward commercialization, a potential proof point for the partner-funded development model.

Expected Milestones for Priority Pipeline Traits and Programs

Cibus intends to report ordinary course development progress and achievements in connection with its quarterly reporting process. Cibus presents below the most significant development and commercial milestone targets for its priority programs for 2026:

•Weed Management (HT1 and HT3) in Rice:
◦Continued expansion of existing, and developing new, customer relationships with Rice seed companies across the U.S., LATAM, and India during the course of 2026.
◦Expand discussions with additional Rice seed companies in additional Latin American countries, such as Brazil (with support from RTDC) and Argentina.
◦Explore new opportunities with support from RTDC and AgVayā in the large Indian Rice market.
◦Develop definitive commercialization agreements for at least one of the existing Latin American Rice seed partners.

•Sustainable Ingredients:
◦Expect additional scale-up orders of the Company's other initial biofragrances in the second half of 2026; expect further development of other fragrances in 2026.

Second Quarter 2026 Financial Results

•Cash position: Cash and cash equivalents as of June 30, 2026, was $20.4 million. Taking into account the impact of implemented cost saving initiatives, and without giving effect to potential financing transactions that Cibus may pursue from time-to-time, Cibus expects that existing cash and cash equivalents is sufficient to fund planned operating expenses and capital expenditure requirements into early in the first quarter of 2027, reflecting current cash usage expectations.

•Research and development (R&D) Expense: R&D expense was $8.5 million for the quarter ended June 30, 2026, compared to $12.2 million in the year-ago period. The decrease of $3.7 million is primarily due to cost reduction initiatives.

•Selling, general, and administrative (SG&A) expense: SG&A expense was $5.4 million for the quarter ended June 30, 2026, compared to $6.6 million in the year-ago period. The decrease of $1.2 million is primarily due to a decrease of $1.0 million in professional fees and $0.5 million of cost savings related to personnel and facilities cost reduction initiatives. These decreases were partially offset by $0.3 million from increases in personnel costs from promotions, pay increases, and the addition of a permanent CEO as well as reduced allocations to R&D due to reductions in costs.

•Royalty liability interest expense - related parties: Royalty liability interest expense - related parties (non-cash) was $9.5 million for the quarter ended June 30, 2026, compared to $8.7 million in the year-ago period. The increase of $0.8 million is due to the recognition of interest expense on the accumulating Royalty Liability.

•Non-operating income (expense), net: Non-operating income (expense), net was income of $0.2 million for the quarter ended June 30, 2026, compared to a nominal expense in the year-ago period. The increase in income of $0.2 million is driven by grant income towards work Cibus performed and the fair value adjustment of the Company's liability classified common warrants.

•Net loss: Net loss was $22.1 million for the quarter ended June 30, 2026, compared to $26.6 million in the year-ago period.

•Net loss per share of Class A common stock: Net loss per share of Class A common stock was $0.29 for the quarter ended June 30, 2026, compared to net loss per share of Class A common stock of $0.61 in the year-ago period. The decrease of $0.32 in net loss per share of Class A common stock is primarily driven by the cost reduction initiatives described above and a year-over-year increase in weighted average shares outstanding.

Conference Call and Webcast Information

Cibus will host a live webcast, Thursday, August 13, 2026, at 4:30 p.m. Eastern Time to discuss its second quarter 2026 financial results and provide a year-to-date business update for 2026. The conference call can be accessed live over the phone by dialing (800) 420-1459 or for international callers by dialing (203) 518-9861. The conference ID is CIBUS (24287). A replay of the call will be available through August 27, 2026, by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 11162209.

A live audio webcast of the call will be available under "Events & Presentations" in the Investor section of the Company's website, investor.cibus.com. An archived webcast will be available on the Company's website for 90 days after the event.

How Cibus does it

Cibus starts with a seed company's best existing varieties and makes precise improvements, often several at once, to a single cell from those varieties. It then grows that cell into a full plant carrying the new traits. The seed company keeps the variety it spent years perfecting; Cibus adds the improvements and licenses them back. Cibus' changes are precise edits to the plant's own genes, with no foreign DNA added, which is what separates them from transgenic GMOs. Cibus traits like disease resistance, and pod shatter reduction in canola and oilseed rape, are generally expected to qualify for conventional-breeding treatment in key jurisdictions.

About Cibus

Cibus (Nasdaq: CBUS) is a technology company that helps farmers grow more food with fewer inputs. Using its proprietary platform, Cibus improves a seed company's best crop varieties by making precise changes to the plant's own genes, with no foreign DNA added, then licenses those improvements back to the customer in exchange for royalties. Cibus is not a seed company. It develops crop traits at a fraction of the time and cost of conventional breeding, with a focus on higher yields, better quality, and reduced chemical use. For more information, visit www.Cibus.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of applicable securities laws, including The Private Securities Litigation Reform Act of 1995. All statements, other than statements of present or historical fact included herein, including statements regarding Cibus' operational and financial performance, Cibus' market opportunities, Cibus' liquidity and capital resources, the implementation and execution of cost savings initiatives, Cibus' strategy, future operations, prospects, and plans, including the anticipated integration into partner pipelines, implementation of commercial agreements, receipt of commercial revenues and additional funding and the achievement of commercial milestone targets, are forward-looking statements. Cibus' assessment of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement. Because this involves such risks and uncertainties, the Company could use its available capital resources sooner than it currently expects. Forward-looking statements may be identified by words such as "anticipate," "believe," "intend," "expect," "plan," "scheduled," "could," "would" and "will," or the negative of these and similar expressions.

These forward-looking statements are based on the current expectations and assumptions of Cibus' management about future events, which are based on currently available information. These forward-looking statements are subject to numerous risks and uncertainties, many of which are difficult to predict and beyond the control of Cibus. Cibus' actual results, level of activity, performance, or achievements could be materially different than those expressed, implied, or anticipated by forward-looking statements due to a variety of factors, including, but not limited to: Cibus' need for additional near-term funding to finance its activities and challenges in obtaining additional capital on acceptable terms, or at all; changes in expected or existing competition; challenges to Cibus' intellectual property protection and unexpected costs associated with defending intellectual property rights; increased or unanticipated time and resources required for Cibus' platform or trait product development efforts; Cibus' reliance on third parties in connection with its development activities, including reliance on partner-funding and/or support for the advancement of its Sustainable Ingredients program; challenges associated with Cibus' ability to effectively license its productivity traits and sustainable ingredient products; the risk that farmers do not recognize the value in germplasm containing Cibus' traits or that farmers and processors fail to work effectively with crops containing Cibus' traits; delays or disruptions in the Company's platform or trait product development efforts, particularly insofar as they affect the Company's strategic priority programs; challenges that arise in respect of Cibus' production of high-quality plants and seeds cost effectively on a large scale; Cibus' dependence on distributions from Cibus Global, LLC to pay taxes and cover its corporate and overhead expenses; regulatory developments that disfavor or impose significant burdens on gene editing processes or products; Cibus' ability to achieve commercial success or to effectively negotiate commercial agreements; commodity prices and other market risks facing the agricultural sector; technological developments that could render Cibus' technologies obsolete; changes in macroeconomic and market conditions, including inflation, supply chain constraints, and rising interest rates; dislocations in the capital markets and challenges in accessing liquidity and the impact of such liquidity challenges on Cibus' ability to execute on its business plan; the Company's assessment of the period of time through which its financial resources will be adequate to support operations; and other important factors discussed in the "Risk Factors" section of Cibus' Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on March 17, 2026, as may be updated from time-to-time in Cibus' subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements.

In addition, the forward-looking statements included in this press release represent Cibus' views as of the date hereof. Cibus specifically disclaims any obligation to update such forward-looking statements in the future, except as required under applicable law. These forward-looking statements should not be relied upon as representing Cibus' views as of any date subsequent to the date hereof.

CIBUS CONTACTS:

INVESTOR RELATIONS
Jeff Sonnek
jeff.sonnek@icrinc.com

MEDIA RELATIONS
Colin Sanford
colin@bioscribe.com
203-918-4347

CIBUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in Thousands, Except Par Value and Share Amounts)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$20,429	$9,923
Accounts receivable	838	503
Prepaid expenses and other current assets	2,189	1,643
Total current assets	23,456	12,069
Property, plant, and equipment, net	4,919	6,300
Operating lease right-of-use assets	21,015	21,557
Intangible assets, net	30,770	31,679
Goodwill	232,516	232,516
Other non-current assets	771	926
Total assets	$313,447	$305,047
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,612	$8,070
Accrued expenses	1,893	1,946
Accrued compensation	2,606	3,061
Deferred revenue	627	536
Current portion of notes payable	812	435
Current portion of operating lease obligations	2,859	2,731
Class A common stock warrants	38	79
Total current liabilities	14,447	16,858
Notes payable, net of current portion	53	93
Operating lease obligations, net of current portion	29,018	29,783
Royalty liability - related parties	253,519	234,923
Other non-current liabilities	1,608	1,561
Total liabilities	298,645	283,218
Stockholders’ equity:
Class A common stock, $0.0001 par value; 210,000,000 shares authorized; 76,712,407 shares issued and 76,423,033 shares outstanding as of June 30, 2026, and 54,604,232 shares issued and 54,325,852 shares outstanding as of December 31, 2025	13	11
Class B common stock, $0.0001 par value; 90,000,000 shares authorized; no shares issued and outstanding as of June 30, 2026, and December 31, 2025	—	—
Additional paid-in capital	918,639	882,171
Class A common stock in treasury, at cost; 249,317 shares as of June 30, 2026, and 193,195 shares as of December 31, 2025	(2,256)	(2,141)
Accumulated deficit	(901,618)	(858,251)
Accumulated other comprehensive income	24	39
Total stockholders’ equity	14,802	21,829
Total liabilities and stockholders’ equity	$313,447	$305,047

CIBUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in Thousands, Except Share and Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
Revenue	$994	$933	$2,675	$1,967
Total revenue	994	933	2,675	1,967
Operating expenses:
Research and development	8,506	12,228	17,223	24,027
Selling, general, and administrative	5,413	6,651	10,497	16,507
Goodwill impairment	—	—	—	20,950
Total operating expenses	13,919	18,879	27,720	61,484
Loss from operations	(12,925)	(17,946)	(25,045)	(59,517)
Royalty liability interest expense - related parties	(9,475)	(8,668)	(18,596)	(17,045)
Other interest income, net	111	106	139	225
Non-operating income (expense), net	150	(23)	148	416
Loss before income taxes	(22,139)	(26,531)	(43,354)	(75,921)
Income tax expense	(6)	(27)	(13)	(29)
Net loss	$(22,145)	$(26,558)	$(43,367)	$(75,950)
Net loss attributable to noncontrolling interest	—	(1,186)	—	(3,692)
Net loss attributable to Cibus, Inc. stockholders	$(22,145)	$(25,372)	$(43,367)	$(72,258)
Basic and diluted net loss per share of Class A common stock	$(0.29)	$(0.61)	$(0.61)	$(1.88)
Weighted average shares of Class A common stock outstanding – basic and diluted	76,755,936	41,618,893	71,011,006	38,353,931

CIBUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in Thousands)

	Six Months Ended June 30,
	2026	2025
Operating activities
Net loss	$(43,367)	$(75,950)
Adjustments to reconcile net loss to net cash used in operating activities:
Royalty liability interest expense - related parties	18,596	17,045
Goodwill impairment	—	20,950
Depreciation and amortization	2,359	3,209
Stock-based compensation	3,055	4,477
Loss on disposal of assets, net	4	80
Change in fair value of liability classified Class A common stock warrants	(41)	(455)
Other	(2)	49
Changes in operating assets and liabilities:
Accounts receivable	(335)	88
Prepaid expenses and other current assets	149	(44)
Accounts payable	(907)	82
Accrued expenses	(86)	3,998
Accrued compensation	(463)	(213)
Deferred revenue	88	(17)
Right-of-use assets and lease obligations, net	(95)	1,141
Other assets and liabilities, net	151	129
Net cash used in operating activities	(20,894)	(25,431)
Investing activities
Proceeds from sales of property, plant, and equipment	43	—
Purchases of property, plant, and equipment	(73)	(384)
Net cash used in investing activities	(30)	(384)
Financing activities
Proceeds from issuances of securities	37,260	50,100
Costs paid related to issuances of securities	(5,357)	(1,951)
Payment of taxes related to restricted stock units withheld from employees	(115)	(39)
Repayments of notes payable	(352)	(279)
Net cash provided by financing activities	31,436	47,831
Effect of exchange rate changes on cash and cash equivalents	(6)	14
Net increase in cash and cash equivalents	10,506	22,030
Cash and cash equivalents – beginning of period	9,923	14,433
Cash and cash equivalents – end of period	$20,429	$36,463